Exhibit 10.16

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is being entered into between EveryWare Global, Inc. (“EVERYWARE”) and Umberto Filice (the “Executive”) as of this 31st day of December 2012. For and in consideration of the mutual promises contained herein, and for other good and sufficient consideration, receipt of which is hereby acknowledged, EVERYWARE and Executive (sometimes hereafter referred to as the “parties”) agree as follows:

1. Title, Duties and Place of Work. Executive will serve as the Senior Vice President, Retail and Specialty Sales of EVERYWARE. Executive shall perform the duties customarily performed by persons with similar positions in similar companies, in all respects as directed by the Chief Executive Officer and the Board of Directors of EVERYWARE (“Board of Directors”). Executive shall report to EVERYWARE’s Chief Executive Officer. Executive shall serve EVERYWARE faithfully and to the best of his or her ability Executive shall not, without the prior written consent of EVERYWARE engage, whether directly or indirectly or for or without compensation, in any other business, directorships, trusteeships or employment with any organization other than EVERYWARE. To the extent Executive seeks to hold a position on the board of a non-profit organization, Executive shall not be required to seek the prior written consent of EVERYWARE. Executive’s normal place of work will be Lancaster, Ohio at the EVERYWARE office, or such other place as EVERYWARE may reasonably require.

2. Term. Executive’s employment with EVERYWARE under this Agreement shall continue until terminated by either party in accordance with Paragraph 4 below.

3. Compensation and Benefits.

(a) Salary. During Executive’s employment, EVERYWARE shall pay Executive an annual base salary of not less than $260,000 (“Base Salary”). Executive’s Base Salary shall be paid in accordance with EVERYWARE’s usual payroll practices and policies, may be administered by an affiliate or subsidiary of EVERYWARE as applicable, and shall be less standard deductions for all appropriate employment-related taxes. Executive shall be eligible for merit and market-based increases in accordance with company policy, to be determined at least once annually, as may be determined in the sole discretion of the Chief Executive Officer and the Board of Directors.

(b) Bonus. Executive shall be eligible for an annual bonus up to 70% of his or her Base Salary (“Bonus”) based upon: (a) achievement of EVERYWARE’s annual Investor basis EBITDA budget approved by the Board of Directors (80% of Bonus potential); and (b) achievement of personal goals and objectives as determined by the Chief Executive Officer and the Board of Directors (20% of Bonus potential). In the event the (b) above are not established by the Chief Executive Officer or the Board of Directors, the Executive shall be eligible for the maximum 20% potential. Notwithstanding the foregoing, in the event EVERYWARE adopts a comprehensive bonus plan for executives, including Executive, the determination and calculation of the Bonus will be subject to the bonus plan. Executive must be actively employed with EVERYWARE or its affiliates on December 31 of each calendar year corresponding to a Bonus period in order to be eligible for the Bonus described in this paragraph.

(c) Benefits. During Executive’s employment, Executive shall be entitled to the benefits specifically described herein and shall be eligible for all benefits provided to other EVERYWARE executive employees provided that Executive qualifies for such benefits. Any and all benefits offered by EVERYWARE may be supplemented, discontinued, or changed from time to time at EVERYWARE’s sole discretion and in accordance with EVERYWARE’s policies and practices. Subject to EVERYWARE’s policies and procedures, the Executive will be eligible for 25 days paid vacation every calendar year that Executive is fully-employed during the Agreement, and is entitled to be paid for all holidays and other nonworking days consistent with the EVERY WARE’s recognized holiday and paid time off policies.

(f) Company Car/Car Allowance. The Executive shall be entitled to a company car under the terms and conditions in place as of the date hereof and subject to the Executive Company Car Policy as adopted by EVERYWARE. At the expiration of the current company car lease, the Executive shall be entitled to a car allowance payment of $1,000 monthly. The car allowance payment will be subject to tax withholding and applicable deductions.

4. Termination. Notwithstanding anything herein to the contrary, Executive’s employment under this Agreement shall terminate upon occurrence of any of the following:

(a) By EVERYWARE.

(i) EVERYWARE may terminate Executive’s employment at any time for any reason, with or without Cause and with or without notice. If EVERYWARE terminates Executive’s employment without Cause at any time, then Executive shall be entitled to the severance amount defined and set forth in Paragraph 5 below (“Severance”). If EVERYWARE terminates Executive’s employment with Cause at any time, he shall not be entitled to any Severance or Bonus, but he shall be entitled to base compensation and benefits through the date of termination and payment of all accrued but unused vacation through the termination date.

(ii) As used herein, “Cause” shall mean (aa) Executive engages in illegal conduct, gross misconduct, gross negligence, or any breach of fiduciary duty ; (bb) Executive’s conviction of, or plea of nolo contendre to, a felony or other crime involving moral turpitude, the misappropriation of funds or material misappropriation of other property of the EVERYWARE or any of subsidiaries, the attempt to willfully obtain any personal profit from any transaction which is adverse to the interests of the EVERYWARE or any of its subsidiaries and in which EVERYWARE or any of its subsidiaries has an interest or any other act of fraud or embezzlement against the company, any of its subsidiaries or any of its customers or suppliers, or any willful perpetration of a common law fraud; or (cc) Executive’s willful and continued failure or refusal to substantially perform his or her duties with EVERYWARE, or such conduct, which in the opinion of the Board of Directors has or will bring harm to EVERYWARE’s reputation and/or current or future business; (dd) a serious or persistent breach of this Agreement by Executive; (ee) any intentional act or intentional omission aiding or abetting a competitor, supplier or customer of EVERYWARE or any of its subsidiaries to the material disadvantage or detriment of EVERYWARE and its subsidiaries; and (ff) a material violation of

EVERYWARE’s policies. With respect to subsections (cc), (dd) and (ff) above, the Executive shall be notified in writing (including via email) of any alleged failure, breach or violation, such notice shall specify in reasonable detail the facts and circumstances claimed to constitute Cause under subsections (cc), (dd) or (ff) as applicable and the Executive shall be given at least thirty calendar days to remedy or cure any failure, breach or violation; provided however, that during the Term of this Agreement, the Executive shall be given only two opportunities to remedy or cure alleged failures, breaches or violations under subsections (cc), (dd) and (ff).

(b) By Executive.

(i) Executive may terminate his or her employment at any time for any reason, with or without a good or important reason and with or without notice. In the event of such a termination, Executive shall not be entitled to any Severance or Bonus, but he shall be entitled to base compensation through the date of termination and payment for all accrued but unused vacation through the termination date.

(c) Upon Death or Disability.

The Executive’s employment shall terminate upon death or because of disability. For purposes of this paragraph, disability shall occur if the Executive has been unable, by reason of illness or injury (excluding pregnancy), to perform his or her normal duties on behalf of EVERYWARE on a full time basis for a period of 90 days, whether or not consecutive, within the preceding 360-day period, or the Executive has received disability benefits for permanent and total disability under any long-term disability income policy held by or on behalf of the Executive. If Executive’s employment is terminated under this paragraph, EVERYWARE shall pay to the estate of the Executive or to the Executive, as the case may be, the compensation and benefits that would otherwise be payable to him under Paragraph 3 hereof up to the date the termination of his or her employment occurs. However, any Bonus, assuming the attainment of the goals set forth, for the fiscal year in which termination occurs because of death or disability will be pro-rated based on his or her length of service with EVERYWARE in that year.

5. Severance. In the event Executive is eligible for Severance, EVERYWARE shall pay Executive subject to the foregoing, an amount equal to six months of his or her Base Salary in effect at the time of his or her termination. In the event Executive is eligible for Severance, Executive’s medical benefits will continue throughout the applicable Severance period. The parties acknowledge and agree that payment of any Severance under this Paragraph 5 shall be contingent upon the Executive signing a Release of Claims (the “Release”) in a form acceptable to EVERYWARE within 60 days following such termination and Executive’s compliance with the terms of Paragraphs 6 and 7 hereof. This payment shall be made in bi-weekly payments in accordance with the company’s standard payroll practices and shall be reduced by standard deductions for federal, state, and local taxes as determined by EVERYWARE. The Executive acknowledges and agrees that the Severance is the maximum amount due and owing the Executive in the event he is terminated without Cause.

6. Proprietary and/or Confidential Information. Executive acknowledges that during his or her employment with EVERYWARE, he has had and will have access to trade secrets and other confidential and/or proprietary information (“Confidential Information”).

Executive agrees that he shall continue to abide and be bound by the promises and obligations in all confidentiality agreements that he has or may have signed with EVERYWARE or its affiliates. In addition, Executive agrees that he will use his or her utmost diligence to preserve, protect, and prevent the disclosure of such Confidential Information, and that he shall not, either directly or indirectly, use, misappropriate, disclose or aid any other person in disclosing such Confidential Information. Executive acknowledges that as used in this Agreement, Confidential Information includes, but is not limited to, all methods, processes, techniques, practices, product designs, pricing information, billing histories, customer requirements, customer lists, employee lists, salary information, personnel matters, financial data, operating results, plans, contractual relationships, projections for new business opportunities for new or developing business for EVERYWARE, and technological innovations in any stage of development. “Confidential Information” also includes, but is not limited to, all notes, records, software, drawings, handbooks, manuals, policies, contracts, memoranda, sales files, or any other documents generated or compiled by any employee of EVERYWARE. Such information is, and shall remain, the exclusive property of EVERYWARE, and Executive agrees that he shall promptly return all such information to EVERYWARE upon the termination of his or her employment or at any time as requested by the company.

7. Restrictive Covenants. During the period of time the Executive is employed by EVERYWARE and for a six month period thereafter (the “Restricted Period”), the Executive shall not, directly or indirectly, in any state of the United States or in Canada or Mexico (the “Prohibited Area”): (i) engage in or otherwise participate in any business which competes with EVERYWARE’s Business; or (ii) become a partner, shareholder, member, other owner or equity holder, principal, agent, trustee, employee, director, consultant, or creditor of any person or entity who engages or otherwise participates in any business which competes with EVERYWARE’s Business.

(a) During the Restricted Period, the Executive shall not, directly or indirectly, knowingly solicit or encourage to leave the employment of EVERYWARE, any employee of EVERYWARE or hire any employee of EVERY WARE for a period of one year of the date that Executive ceases to be employed by EVERYWARE.

(b) During the Restricted Period, the Executive shall not call on, or solicit any customer, supplier, independent contractor or other business relationship of EVERYWARE or any of its subsidiaries, in order to induce or attempt to induce such customer, supplier, independent contractor or other business relationship to cease doing business with EVERYWARE or any of its subsidiaries, or in any way materially interfere with the relationship between any customer, supplier, independent contractor or business relationship and EVERYWARE or any of its subsidiaries (including any disparaging statements about EVERYWARE or any of its subsidiaries).

(c) The Restricted Period shall be tolled during the period of any violation of this section by the Executive or any period when the Executive takes significant and material steps towards developing a business plan for a business that is in competition with EVERYWARE. EVERYWARE shall provide written notice to the Executive of any tolling of the Restricted Period.

(d) If the Executive breaches, or threatens to commit a breach of, any of the provisions contained in this section (the “Restrictive Covenants”), EVERYWARE shall have the following rights and remedies, each of which rights and remedies shall be independent of the other and severally enforceable, and all of which rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available to EVERYWARE under law or in equity:

(i) The right and remedy to have the Restrictive Covenants specifically enforced (without posting any bond) by any court having equity jurisdiction, including, without limitation, the right to an entry against the Executive of restraining orders and injunctions (preliminary, mandatory, temporary, and permanent) against violations, threatened or actual, and whether or not then continuing, of such covenants, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable harm to EVERYWARE and that money damages will not provide adequate remedy to EVERYWARE.

(ii) The right and remedy to require the Executive to account for and pay over to EVERYWARE all compensation, profits, monies, accruals, increments of other benefits derived or received by the Executive as the result of any transaction constituting a breach of any of the Restrictive Covenants.

For purposes of this Agreement, “directly or indirectly” means for the Executive’s own account, or as a partner, shareholder, member, other owner or equity holder, principal, agent, trustee, employee, director or consultant, or as a creditor, or any other participation or interest. For the purposes of this Agreement, “EVERYWARE’s Business” means any business in which the company is engaged at the time of Executive’s termination, including, without limitation, the following: the manufacture, distribution or sale of any tabletop products, including without limitation, beverageware, buffetware, candle glass, cutlery, dinnerware, drinkware, flatware, floral glass, glassware, hollowware, kitchen accessories, kitchenware, mugs, serveware, spirits glass, stemware, storeageware, tabletop or home products.

The Excecutive acknowledges and agrees as follows: (a) the covenants set forth in Paragraphs 6 and 7 are reasonable in scope and essential to the preservation of the business; (b) EVERYWARE would not have entered into this Agreement without the covenants set forth in Paragraphs 6 and 7; and (c) the enforcement of such covenants will not preclude the Executive from being gainfully employed in such manner and to the extent necessary to provide the Executive with an acceptable standard of living.

8. Return of Property. Executive agrees that upon the termination of his or her employment for any reason, he will deliver to EVERYWARE the originals and all copies of all files, documents, papers, materials and other property of EVERYWARE or its affiliates relating to their affairs, which may then be in his or her possession or under his or her control. Executive may retain only personal correspondence and notes relating to the duties and responsibilities of his or her employment.

9. Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective representatives, successors and assigns, and Executive’s heirs, executors and administrators.

10. Entire Agreement; Amendment. This Agreement contains the entire agreement between the parties relating to the subject matter of this Agreement, and the parties expressly agree that this Agreement supersedes any employment or consulting contract Executive has or may have with EVERYWARE and any other Agreement between Executive and EVERYWARE. Each party acknowledges and agrees that in executing this Agreement they do not rely upon any oral representations or statements made by the other party or the other party’s agents, representatives or attorneys with regard to the subject matter of this Agreement. This Agreement may not be altered or amended except by an instrument in writing signed by both parties hereto.

11. Breaches or Violation. Executive acknowledges that any breach of this Agreement (including without limitation any breach of Paragraph 6) would cause EVERYWARE substantial irreparable injury. Executive agrees that in the event of any violation of this Agreement, in addition to any damages allowed by law, EVERYWARE shall be entitled to injunctive and/or other equitable relief.

12. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the state of Ohio (excluding the choice of law rules thereof). The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

13. Waiver. Neither the waiver by either party of a breach of or default under any of the provisions of the Agreement, nor the failure of such party, on one or more occasions, to enforce any of the provisions of the Agreement or to exercise any right or privilege hereunder shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any provisions, rights or privileges hereunder.

14. Assignment. This Agreement and the rights and obligations of the parties hereunder may not be assigned by either party without the prior written consent of the other party.

*        *        *         *        *

IN WITNESS HEREOF, THE PARTIES HAVE AFFIXED THEIR SIGNATURES BELOW:

Umberto Filice		EveryWare Global, Inc.

/s/ Umberto Filice		By:	/s/ John Sheppard

Date:	January 02, 2013	Date: